FOR IMMEDIATE RELEASE

XFONE Reports Fourth Quarter and Year End 2009 Results

Lubbock, TX – March 29, 2010 – XFONE, Inc. (NYSE Amex and TASE: XFN) (“XFONE” or “the Company”) announces results for the year ended December 31, 2009.

Mr. Guy Nissenson, the Company’s President and CEO, commented, “During 2009 we laid the groundwork that has in recent weeks resulted in transformational opportunities that we believe position Xfone well for long-term growth as the Company moves to become a purely U.S. business with state-of-the-art Fiber-To-The-Premise (FTTP) infrastructure. Despite the difficult market conditions prevalent for much of 2009 which resulted in a slight decline in revenues, we are encouraged by our ability to modestly grow our gross margins in the U.S. and increase operating cash flow.”

Subsequent to the close of fiscal 2009, Xfone announced the following developments:

Stimulus Grant and Loan:  In March 2010, the Company received approval for $63.6 million in federal grants and long-term, low interest loans from the Broadband Initiative Program of the American Recovery and Reinvestment Act.  This funding will enable Xfone to rollout its state-of-the-art FTTP infrastructure to bring broadband services to the Texas south plains and to the communities of Burkburnett and Iowa Park, Texas.  Additionally, this funding will help stimulate the economic growth of these communities by creating a significant amount of new jobs associated with the network build out.

Divestiture of International Businesses: In January 2010, Xfone announced the intended divestiture of the U.K. division for the value of approximately $4.5 million in total proceeds and savings.  The Company also subsequently announced that it had signed a memorandum of understanding for the divestiture of the Israeli division. In addition to providing cash to the balance sheet, these divestitures will eliminate most of the Company’s international overhead expense and reinforce its concentration in the U.S. market.

During the fourth quarter, Xfone wrote-off virtually all of the $21.1 million U.S.-based goodwill on its balance sheet that mostly related to its legacy copper network operation.  This non-cash write-off of goodwill has no effect on the operation of the Company’s business or its ability to serve its customers, and reflects Xfone’s business shift toward the higher margin FTTP business.

Financial highlights for the year ended December 31, 2009:

▪	Total revenues decreased 5.9% to $85 million compared to $90.3 million for the year ended December 31, 2008.
▪	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and non-recurring loss) was $8.5 million compared to $9 million for the year ended December 31, 2008.
▪	Operating income (excluding non-recurring items) was $4.2 million, compared to $4.8 million for the year ended December 31, 2008.
▪	Net financing expenses were $4.1 million compared to $2.9 million for the year ended December 31, 2008.
▪
The Company reported a net loss of $22.2 million, or $1.21 per share, assuming 18,376,075 fully diluted shares outstanding at December 31, 2009, compared to net income of $2 million, or $0.12 per share, assuming 17,624,249 fully diluted shares outstanding at December 31, 2008.  The net loss was primarily related to non-cash charges attributable to the write-off of goodwill . This goodwill impairment charge is an accounting adjustment that does not affect the cash flow or liquidity of future operations.

Financial highlights for the three months ended December 31, 2009:

▪	Total revenues were $20.8 million, a decrease of 8.5% compared to $22.7 million for the three months ended December 31 2008.
▪	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and non-recurring loss) was $2.2 million compared to $1 million for the three months ended December 31, 2008.
▪	Operating income was (excluding non-recurring items) $1 million, compared to $3,000 for the three months ended December 31, 2008.
▪
Net financing expense increased to $0.4 million, compared to an income of $2.2 million for the three months ended December 31, 2008, primarily attributed to the effect of fluctuations in the exchange rate of the New Israeli Shekel (NIS) on the Company’s Bonds which are stated in NIS and linked to the Israeli Consumer Price Index (CPI).

▪
The Company reported a net loss of $20.9 million, or $1.14 per share, assuming 18,376,075 fully diluted shares outstanding at December 31, 2009, compared to net income of $2.3 million, or $0.125 per share, assuming 18,376,075 fully diluted shares outstanding at December 31, 2008. The net loss was primarily related to non-cash charges attributable to the write-off of goodwill. This goodwill impairment charge is an accounting adjustment that does not affect the cash flow or liquidity of future operations.

Mr. Nissenson continued, “The decrease in the U.S. compared to last year’s revenues was due to the attrition of residential customers from our legacy non-FTTP business and sales to other carriers.  Going forward, we expect that sales from our high margin FTTP business will grow as a percentage of revenues.  In November of 2009 we began in earnest to sign up customers to our FTTP services in Levelland and our subscription rate to date is approximately 30% of lit passings.  We believe that we are well on our way to achieving our projected 69% take rate in the market.”

Mr. Nissenson concluded, “The $63.6 million in federal funding that we have recently been approved to receive is truly transformative for our company and will be used for the expansion of our FTTP network in the Texas south plains and Burkburnett and Iowa Park, Texas.  These PRIDE Network projects are expected to add another 30,000 passings, approximately five times the size of our Levelland project.  Additionally, there is a second round of RUS broadband funding being made available, and we submitted our applications yesterday. It is important to note that the application process is very competitive and there is no assurance that we will be selected to receive the additional requested funding.”

Conference Call:
The Company will host a conference call today, March 29 at 10:00 a.m. Eastern Time to discuss its financial results. The conference call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-8035.  International callers may access the call by dialing 1-201-689-8035.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415.  Callers must enter account number 286 and conference number 347894.

To access the live webcast, log onto the XFONE website at http://www.xfone.com. The webcast can also be accessed at http://www.InvestorCalendar.com. An online replay will be available shortly after the call.

About XFONE, Inc.

A U.S.-domiciled corporation, XFONE is a holding and managing company with operations in the United States, the United Kingdom and Israel, that offers a wide range of communications services which include: local, long distance and international telephony services; video; prepaid and postpaid calling cards; cellular services; Internet services; messaging services (Email/Fax Broadcast, Email2Fax and Cyber-Number); and reselling opportunities.  The Company serves customers worldwide.

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP EBITDA (non-GAAP earnings before interest, taxes, depreciation and amortization, other expenses and non-recurring loss). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

There are a number of limitations related to the use of non-GAAP EBITDA. First, these non-GAAP financial measures exclude depreciation and amortization expenses that are recurring and significant non-recurring expenses. First, Depreciation and amortization have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Third, there is no assurance we will avoid further non-recurring costs associated with other balance sheet items. Our management compensates for these limitations by providing specific reconciliation of GAAP amounts to these non-GAAP financial EBITDA and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. Readers should note the chart at the end of this release which sets forth how we calculate the non-GAAP EBITDA.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." XFONE's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

US IR Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@xfone.com

	Years Ended
	December 31,
	2009	2008

Revenues	$85,029,883	$90,338,980
Cost of revenues	45,067,148	47,132,313
Non – recurring loss from distribution of calling cards in Israel	506,176	-

Gross profit	39,456,559	43,206,667

Operating expenses:
Research and development	53,754	60,094
Marketing and selling	10,465,908	12,422,391
General and administrative	25,238,174	25,720,376
Non- recurring loss	21,441,485	189,610

Total operating expenses	57,199,321	38,392,471

Operating profit (loss)	(17,742,762)	4,814,196

Financing expenses, net	(4,110,043)	(2,862,132)
Other expenses	(475,531)	(296,719)

Income (loss) before taxes	(22,328,336)	1,655,345

Tax benefit	169,774	613,879

Net income (loss)	(22,158,562)	2,269,222

Less: Net income (loss) attributed to non-controlling interest	(20,870)	(221,985)

Net income (loss) attributed to shareholders	$(22,179,432)	$2,047,237

Basic and diluted net income (loss) per share	$(1.207)	$0.116

Weighted average number of shares used for computing
Basic and diluted income (loss) per share	18,376,075	17,624,249

Reconciliation of Non-GAAP Financial Measures*:

	Years Ended
	December 31,
	2009	2008

Net income (loss) attributed to shareholders	$(22,179,432)	$2,047,237

Non- recurring loss	21,947,661	189,610
Depreciation and amortization	4,335,820	3,979,915
Financing expenses, net	4,110,043	2,862,132
Other expenses	475,531	296,719
Net (income) attributed to non-controlling interest	20,870	221,985
Tax benefit	(169,774)	(613,879)

EBITDA	$8,540,719	$8,983,719